CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Bond Fund (one of the portfolios constituting John Hancock Sovereign Bond Fund) in the John Hancock Retirement Funds prospectus and "Independent Auditors" in the John Hancock Bond Fund Class A, B, C, I and R Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 2-48925) of our report dated July 5, 2002 on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended May 31, 2002 of John Hancock Bond Fund.




                                                            /s/ERNST & YOUNG LLP


Boston, Massachusetts
July 30, 2003